                                                                    Exhibit 12
                                                                    ----------

                         BECTON, DICKINSON AND COMPANY

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     (All Amounts in Millions Except for
                     Ratio of Earnings to Fixed Charges)


                                      (Unaudited)                            Year Ended September 30,
                                      -----------        ---------------------------------------------------------------------
                                          Nine
                                         Months
                                         Ended

                                        June 30,
Earnings:                                1996            1995            1994            1993            1992            1991
                                        -------          ----            ----            ----            ----            ----

Income Before Income Taxes and
 Cumulative Effect of Accounting
 Changes.............................   $272.9          $349.6          $296.2          $222.9          $269.5          $267.3

Undistributed (Earnings)/Losses of
 Less Than 50%-Owned Companies
 Carried at Equity...................        -               -               -             0.2            (1.2)           (6.7)

Net Capitalized Interest.............      3.6             7.2             5.7             3.3           (10.9)          (11.6)

Fixed Charges........................     57.4            80.5            84.0            90.9            96.0            97.9
                                        ------          ------          ------          ------          ------          ------
 Earnings as Adjusted................   $333.9          $437.3          $385.9          $317.3          $353.4          $346.9
                                        ======          ======          ======          ======          ======          ======
Fixed Charges:

 Interest Cost (1)...................   $ 44.8          $ 64.7          $ 68.4          $ 74.9          $ 81.8          $ 84.4

 Interest Allocable to Rents (2).....     11.5            15.3            15.0            15.5            13.7            13.1

 Amortization of Debt Expense........      1.1             0.5             0.6             0.5             0.5             0.4
                                        ------          ------          ------          ------          ------          ------
 Fixed Charges.......................   $ 57.4          $ 80.5          $ 84.0          $ 90.9          $ 96.0          $ 97.9
                                        ======          ======          ======          ======          ======          ======
Ratio of Earnings to Fixed Charges        5.82            5.43            4.59            3.49            3.68            3.54
                                        ======          ======          ======          ======          ======          ======

(1) Includes interest expense and interest capitalized in accordance with FASB Statement No. 34.

(2) Represents an appropriate portion of rental expense.